Exhibit 99.1

KULR Technology Group Reports First Quarter 2024 Financial Results

SAN DIEGO / GLOBENEWSWIRE / May 15, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today reported results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Results

Revenues: In the first quarter that ended March 31, 2024, revenue was flat at $1.75 million compared to $1.76 million reported in the same period last year. Contract Services revenue increased 769%, with revenue of approximately $1.13 million versus approximately $131 thousand in the same quarter last year.

Cash and Accounts Receivable: As of March 31, 2024, the Company had cash and accounts receivable combined of $1.78 million.

Gross Margins: Gross margin was 29% in the quarter ending March 31, 2024, compared to 37% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses decreased to $4.21 million in the first quarter of 2024 from $5.10 million in the same period last year. The decrease in SG&A expenses was primarily due to decreases in outsourced services and stock-based compensation.

Research and Development (R&D) Expenses: R&D expenses in the first quarter of 2024 decreased to $955 thousand from $1.81 million in the same period last year. The lower investment in R&D reflects a planned decrease in R&D consulting services.

Operating Loss: Loss from operations was $4.66 million for the first quarter of 2024, compared to $6.26 million from the same period last year. Lower operating loss in the first quarter was driven by a decrease in both SG&A expenses and investment in R&D.

Net Loss: Net loss for the first quarter of 2024 was $5.01 million, or a loss of $0.04 per share, compared to a net loss of $6.60 million, or a loss of $0.06 per share from the same period last year.

Management Commentary

KULR Chief Financial Officer Shawn Canter noted, “While the first quarter presented some unanticipated revenue challenges, management continues to see customer demand for KULR products and services. Our end markets are growing, and we are expanding our customer bases in both the products and services sides of the business. Our focus is on KULR’s long term growth trends. These metrics are positive support of those trends.” Regarding capital allocation and costs, Canter indicated, “We are constantly examining how we allocate capital. We are focused on investing in growth while staying lean. We have made significant strides in improving our balance sheet and continue to reduce our costs where we see opportunities to do so.”

First Quarter 2024 and Recent Corporate Highlights:

•	KULR Technology Successfully Completes 200 Amp-Hour Battery Fractional Thermal Runaway Calorimetry Test for EV Customer. The Company successfully completed large format fractional thermal runaway calorimeter (“L-FTRC”) tests for 200 Amp-hour (Ah) high energy Nickel Manganese Cobalt (NMC) prismatic format lithium-ion cells for its global automotive OEM customer. As the exclusive licensee of the L-FTRC technology from NASA, KULR is uniquely positioned to service customers in electric vehicles, grid energy storage and industrial applications with L-FTRC testing of their batteries in the global cell testing market estimated to reach USD $7 billion by 2030.

•	KULR Adds United Parcel Service to its Battery Safety Shipping Platform, Forms Strategic Partnership with Safeware for Online Marketplace. The Company announced the launch of the KULR Online Marketplace. This innovative platform is now live and features the Safe-X product line, including SafeCASE models and SafeSLEEVE products, available for purchase both on KULR’s online marketplace and through Safewareinc.com, a premier distributor for Hazmat and fire safety equipment. The KULR SafeCASE and SafeSLEEVE have received United States Department of Transportation (DoT) approval under a special permit and are accepted by United Parcel Service for transporting batteries, with each individual battery up to 300Wh (Watt-hours).

•	KULR Delivers Immediate Power Cell Battery Deployment Order for AI-Enabled Drone Missions in Ukraine. The Company announced it had delivered on an immediate basis, a power cell battery deployment order for AI-enabled drone and advanced air mobility missions in Ukraine. The Ukrainian contractor will employ the Company's high-power battery cells to sustain its ongoing drone operations in Eastern Europe. This initial deployment order necessitated immediate delivery, with full pre-payment before shipment. Further details on the transaction were withheld due to the sensitive nature of the project.

•	KULR Technology Group Delivers Customized Battery Solution for U.S. Army, Enhancing Tactical Command Operations. The Company announced the successful delivery of its custom designed KULR ONE battery packs to the United States Army, a crucial step in bolstering the longevity and efficiency of Uninterruptible Power Supplies ("UPS") in tactical command settings. Under a multi-year contract, KULR achieved a significant milestone by tailoring its KULR ONE battery pack specifically for the Army’s effort to modernize future command posts. This specialized pack combines high-performance 21700 power cells with state-of-the-art thermal management technology to enhance propagation resistance while minimizing size and weight. The customization has resulted in an impressive 80% improvement in UPS run times, providing a strategic edge in tactical command operations.

•	KULR Technology Group Expands SafeCASE Application to Transform Battery Storage in eVTOL Manufacturing. In a landmark development, KULR received an initial award to supply SafeCASES to a leading electric vertical take-off and landing ("eVTOL") company. This partnership underscores the versatility and efficacy of SafeCASE in ensuring the safe handling and transport of batteries across sophisticated production facilities. The contract with this eVTOL manufacturer not only signifies a pivotal shift towards innovative applications of SafeCASE, but also marks KULR's organic growth trajectory through the burgeoning electric aviation sector. Initially developed for the safe transport of damaged, defective, and recalled batteries to recyclers, SafeCASE is now set to transform and facilitate how batteries are stored during the engineering and production processes in large commercial manufacturing settings.

•	KULR Technology Group Lends Battery Production Infrastructure for Rapid Support of NASA's R5 Program. The Company recently leveraged its battery production capabilities at its newly instituted Webster, Texas facility to support NASA with rapid technical aid and production assistance to help prepare the administration’s R5 flight battery for its quickly approaching Firefly mission. R5, or “Realizing Rapid, Reduced-cost high-Risk Research”, refers to CubeSats designed to operate in Low Earth Orbit (“LEO”) at an affordable cost.

•	KULR Technology Group Announces Appointment of Donna H. Grier to its Board of Directors. The Company announced the appointment of new independent director, Donna H. Grier, to the Company's Board of Directors (the “Board”). Ms. Grier will serve as Chair of the Audit Committee and a member of both the Nominating and Corporate Governance and Compensation Committees of the Board. Ms. Grier is a seasoned SEC-Qualified Financial Expert with extensive Audit Committee experience. She has held two Executive Finance leadership positions: Vice President-Treasurer and Vice President-General Auditor & Chief Ethics and Compliance Officer with E. I. DuPont de Nemours (NYSE: DD). Ms. Grier currently serves as Board Director and Audit & Risk Management Committee Chair for Global Advanced Metals, a privately held tantalum producer and, Board Director and Audit Committee Chair for 4BMining, a privately held iron ore producer. She previously served as Board Director and Audit Committee Chair of Pyxus International, a global agricultural company. She also serves as Chair of the Board of Trustees for Washington & Jefferson College. Ms. Grier earned her MBA from the Booth School of Business at the University of Chicago and a BA in Economics and Psychology from Washington & Jefferson College.

Conference Call

The Company has scheduled a conference call for May 15, 2024, at 4:30 p.m. ET to discuss these results. KULR management will provide a business update for the Company followed by a question-and-answer period.

To access the call, please register using the following link: KULR First Quarter 2024 Earnings Call. After registering, an email will be sent, including dial-in details with a conference call access code required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulrtechnology.com).

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether because of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com